AGREEMENT FOR SALE OF MEMBERSHIP INTERESTS

              IN PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY

         Agreement made as of this 15th day of March, 2000, by, between and among Thomas Hale Boggs, Jr., William C. Bryant, James A. Reeder, Sun Mountain Development, LLC and Timber Nation Limited Partnership (hereinafter individually a "Seller" and collectively the "Sellers" or the "BDC Group"), Penn National Gaming of West Virginia, Inc., a West Virginia Corporation, or its affiliated designee, (hereinafter "Buyer"), PNGI Charles Town Gaming Limited Liability Company, a West Virginia limited liability company (hereinafter the "LLC"), Penn National Gaming, Inc., a Pennsylvania Corporation (hereinafter "PENN"), and Dr. Henry G. Jarecki (hereinafter "Jarecki").

                                   BACKGROUND:

         The BDC Group owns eleven percent of the Membership Interests in the LLC (collectively the "BDC Membership Interest" and individually a "Seller's Membership Interest").

         The BDC Group desires to sell to the Buyer the BDC Membership Interest in accordance with that certain Second Amended and Restated Operating Agreement of the LLC dated as of October 17, 1997 among the BDC Group, the Buyer, the LLC and Bryant Development Company, Nominee (the "Operating Agreement").

         The Buyer desires to purchase the BDC Membership Interest in accordance with the Operating Agreement and the terms and provisions hereof.

                                A G R E E M E N T

         NOW  THEREFORE,   in  consideration  of  the  mutual  covenants  herein
contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                PURCHASE AND SALE OF THE BDC MEMBERSHIP INTEREST

         1.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to and does hereby purchase from each Seller and each Seller agrees to and does hereby sell to the Buyer his or its Seller's Membership Interest, collectively constituting the entire BDC Membership Interest, for the consideration specified in this Article I.

         1.2 Purchase Price. The Buyer agrees to pay to the Sellers Six Million ($6,000,000) Dollars (the "Purchase Price") in immediately available funds at the Closing (defined below) by wire transfer to such accounts and divided among the Sellers as set forth on Schedule 1.2.1, Column A, attached hereto and made a part hereof; provided that to the extent any amount is owed to Jarecki by any member of the BDC Group, the amount which is set forth on Schedule 1.2.1, Column B for such member shall be deducted by the Buyer from the amount otherwise payable to such member of the BDC Group and shall be paid by the Buyer to Jarecki at the Closing. The net amount payable by the Buyer to each BDC Group member and Jarecki is set forth on Schedule 1.2.1, Column C.

         1.3 The Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place promptly after each party has executed and delivered this Agreement to PENN, but not later than March 31, 2000, or such other date as the parties hereto may agree (the "Closing Date").

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

                           CONCERNING THE TRANSACTION

         2.1 Representations and Warranties of the Sellers. Each Seller individually represents and warrants to the Buyer as
                  -----------------------------------------------
follows as of the date hereof and as of the Closing Date:

                  2.1.1 Authorization of Transaction. Each Seller has full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller enforceable in accordance with its terms. Each Seller has given notice to, made any filing with or obtained any authorization, consent or approval of any person, firm, corporation or federal or state government agency, commissioner or board (hereinafter referred to as a "Person") necessary in order to consummate the transaction contemplated by this Agreement.

                  2.1.2 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate any judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which any Seller is subject or conflict with or result in a breach of or constitute a default under any agreement, contract, instrument or other arrangement to which any Seller is a party or by which any Seller or any of any Seller's assets is subject.

                  2.1.3 Broker's Fees. No Seller has any liability or obligation to pay any fees or commission to any broker, finder or agent with respect to the transaction contemplated by this Agreement for which the Buyer could become liable or obligated.

                  2.1.4 Seller Membership Interest. Except for the promissory notes executed by various BDC Group members to Jarecki, which promissory notes will be extinguished at the Closing when the amounts set forth on Schedule 1.2.1., Column B are paid to Jarecki pursuant to the provisions of Section 1.2 above, each Seller owns the Seller's Membership Interest of record and beneficially and has not issued or granted to any person, firm or corporation any present or future right to acquire the Seller's Membership Interest or any interest therein except as set forth in the Operating Agreement. The Sellers' Membership Interests in the aggregate constitute all the BDC Membership Interest and individually the entire Membership Interest of each Seller in the LLC.

          2.1.5No Seller Action. No Seller has taken any action or incurred any liability on behalf of the LLC. ----------------

                  2.1.6 No Litigation. No action, suit or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transaction contemplated by this Agreement to be rescinded following the consummation, or (iii) adversely affect the right of the Buyer to own each Seller's Membership Interest (and no such injunction, judgment, order, decree, ruling or charge is in effect).

         2.2 Representations and Warranties of the Buyer. The Buyer and PENN, jointly and severally, represent and warrant to the Sellers as follows as of the date of this Agreement and as of the Closing Date:

                  2.2.1 Organization and Qualification. PENN and each of its subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. PENN and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a material adverse effect. The Buyer is an indirect wholly owned subsidiary of PENN.

                  2.2.2 Authorization of Transaction. The Buyer and PENN have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and PENN enforceable in accordance with its terms and conditions. The Buyer and PENN have given notice to, made any filing with or obtained any authorization, consent or approval of any Person necessary in order to consummate the transaction contemplated by this Agreement.

                  2.2.3 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate any judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer or PENN is subject or conflict with or result in a breach of or constitute a default under any agreement, contract, instrument or other arrangement to which Buyer or PENN is a party or by which Buyer or PENN or any of their assets is subject.

                  2.2.4 Broker's Fees. Neither Buyer nor PENN has any liability or obligation to pay any fees or commission to any broker, finder or agent with respect to the transaction contemplated by this Agreement for which any of the Sellers could become liable or obligated.

                  2.2.5 Investment. The Buyer is not acquiring the BDC Membership Interest with a view to or for sale in connection with any distribution in violation of the Securities Act of 1933, as amended (the "Act").

                  2.2.6 Full Knowledge. The Buyer is the Managing Member of the LLC and has full and complete knowledge of the assets, liabilities and financial affairs of the LLC and is not relying on any representations or warranties of the Sellers (other than those specifically set forth herein) in reaching its decision to enter into this Agreement.

                  2.2.7 No Litigation. No action, suit or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transaction contemplated by this Agreement to be rescinded following the consummation (and no such injunction, judgment, order, decree, ruling or charge is in effect).

                                    ARTICLE 3

                                   TAX MATTERS

         3.1 In the case of termination of the LLC for tax purposes (or if such a termination is deemed to occur) at Closing, a final federal income tax return shall be filed through March 15, 2000, the effective date hereof. Except in the event of such termination (or a deemed termination), and in the case of state and local income tax returns, if there is no deemed termination for such tax purposes, with respect to each of the Sellers, the LLC shall close its books as of the Closing Date to determine each Seller's distributive share of income, gain, loss, deduction or credit for the year in which the Closing occurs.

                                    ARTICLE 4

                              CONDITIONS TO CLOSING

         4.1 The obligation of Sellers to close hereunder shall be subject to the satisfaction or waiver of the following conditions on or prior to Closing:

          4.1.1  Buyer  shall  have   delivered  to  the  Sellers  and  Jarecki,
     respectively, the cash amounts set forth on Schedule 1.2.1, Column C, by wire transfer, as more fully set forth on Schedule 1.2.1.

          4.1.2 Buyer and PENN shall have delivered to each Seller a release substantially in the form of Exhibit "A", attached hereto and made a part hereof.

                  4.1.3 Each of the representations and warranties of Buyer and PENN contained in Section 2.2 above shall be true and correct on and as of the Closing Date to the same extent as if made on and as of the Closing Date.

         4.2 The obligation of Buyer and PENN to close hereunder shall be subject to the satisfaction of the following conditions on or prior to Closing:

                  4.2.1 Each of the representations and warranties of each of the Sellers contained in Section 2.1 above shall be true and correct on and as of the Closing Date to the same extent as if made on and as of the Closing Date.

                  4.2.2 Each Seller shall have delivered to Buyer and PENN a release substantially in the form of Exhibit "B" attached hereto and made a part hereof.

                                    ARTICLE 5

                                    COVENANTS

         5.1 Further Action. In case at any time, either before or after the Closing, any further action is necessary to carry out the purpose of this Agreement, each of the parties will take such further commercially reasonable action, including the execution and delivery of such further instruments and documents, as any other party may reasonably request.

         5.2 Dissociation. Effective the close of business on March 15, 2000, each Seller shall be deemed to have dissociated from the LLC in accordance with
Article 6 of the West Virginia Uniform Limited Liability Company Act and the Operating Agreement and shall thereafter cease to have any rights or obligations under the Operating Agreement or otherwise as a "Member" of the LLC.

         5.3 Public Announcements. Neither party shall make any pubic announcement of the existence of this Agreement or the transaction contemplated hereby without the prior approval of the other parties; provided, however, if PENN determines it is required to make a public announcement pursuant to the Rules of the NASD or the Securities Exchange Act of 1934, as amended, it may do so.

         5.4 Delivery of K-1's. The Buyer and PENN agree to furnish all BDC Group members with K-1's and any other necessary tax related information pertaining to the LLC concerning the period through March 15, 2000, prior to the filing of the LLC's federal tax return concerning such period; and each Seller shall be given a reasonable opportunity to review and comment on such tax return before it is filed by the LLC. Within 90 days after the Closing, the Buyer will provide each Seller with a reasonable estimate of the information that will appear in such Seller's final K-1 with respect to the LLC.

         5.5. PENN Guaranty. PENN agrees that it shall cause the Buyer to perform all of its agreements and obligations under this Agreement, including, but not limited to, the purchase of the BDC Group Membership Interest pursuant to this Agreement.

                                    ARTICLE 6

                      REMEDIES FOR BREACH OF THIS AGREEMENT

         6.1 Survival. All the representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing hereunder (even if the other party knew or had reason to know of any misrepresentation or breach of any warranty at the time of Closing) and continue in full force and effect for the period of the applicable statute of limitations.

         6.2 Indemnification Provision for the Benefit of the Buyer and PENN. In the event any Seller breaches any of his or its representations, warranties and covenants contained herein, provided that if the Buyer or PENN makes a written claim for indemnification against such Seller within the applicable survival period, then such Seller agrees to indemnify the Buyer from and against the entirety of any adverse consequences the Buyer or PENN may suffer (including legal fees and any adverse consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, or relating to or caused by the breach.

         6.3 Indemnification Provision for the Benefit of each Seller. In the event Buyer or PENN breaches any of their representations, warranties and covenants contained herein, provided that if one or more Sellers makes a written claim for indemnification against Buyer or PENN within the applicable survival period, then Buyer and PENN agree to indemnify such Sellers from and against the entirety of any adverse consequences such Sellers may suffer (including legal fees and any adverse consequences the Seller may suffer after the end of the applicable survival period) resulting from, arising out of, or relating to or caused by the breach.

                                    ARTICLE 7

                                  MISCELLANEOUS

          7.1 No Third Party Beneficiaries. This Agreement shall not confer any right or remedy upon any Persons other than the ----------------------------- parties hereto and their respective successors and assigns.

         7.2 Entire Agreement. This Agreement, including the documents and schedules referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by and among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         7.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his rights, interests or obligations hereunder without the prior approval of the other parties, which consent shall not be unreasonably withheld.

         7.4 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          7.5  Headings.   The  Section  headings  contained  are  inserted  for
     convenience only and shall not affect in any way the -------- meaning or interpretation of this Agreement.

         7.6 Notices. All written notices, demands and requests of any kind which a party may be required or may desire to serve upon the other parties hereto in connection with this Agreement shall be delivered only by nationally recognized overnight courier or other means of personal service which provides written verification of receipt (a "Notice"). All Notices shall be addressed to each of the parties to be served as follows:

               Buyer or PENN

                  Peter M. Carlino, Chairman
                  Wyomissing Professional Center
                  825 Berkshire Boulevard, Suite 200
                  Wyomissing, Pennsylvania  19610


               All Notices with a copy to:

              Robert P. Krauss, Esquire
              Mesirov Gelman Jaffe Cramer & Jamieson, LLP
              1735 Market Street, 38th Floor
              Philadelphia, Pennsylvania  19103-7598

          Sellers and Jarecki (all such Notices to go to one or more of the following, as appropriate) -------------------

              James A. Reeder, with an address at:
              ---------------

              c/o Patton Boggs, L.L.P.
              2550 M Street, N.W.
              Washington, D.C.  20037

               Thomas Hale Boggs, Jr., with an address at:
               ----------------------
              c/o Patton Boggs, L.L.P.
              2550 M Street, N.W.
               Washington, D.C.  20037

              William C. Bryant, with an address at:
              -----------------

              c/o James A. Reeder
              Patton Boggs, L.L.P.
              2550 M. Street, N.W.
              Washington, D.C. 20037

              Sun Mountain Development, LLC, with an address at:

                c/o Gerald L. Diddy
                   8525 N. 84th Place
                   Scottsdale, AZ  85258-2401

              Timber Nation Limited Partnership or Jarecki, with an address at:

              c/o Falconwood Corporation
              565 Fifth Avenue, 3rd Floor
              New York, NY  10017

          All Notices to Timber Nation Limited Partnership or Jarecki with a copy to:

               Nancy A. Lieberman, Esquire
              Skadden, Arps, Slate, Meagher & Flom LLP
              Four Times Square

               New York, New York  10036

or other such address as shall be furnished in writing by any such party to the other parties, and such Notice shall be effective and be deemed to have been given as of the date actually received.

         7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provisions or rules that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

         7.8 Amendment and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, PENN, each Seller and Jarecki. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or effect in any way any right arising by virtue of any prior or subsequent such occurrence.

         7.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         7.10 Expenses. Each of the parties shall bear his or its own costs or expenses (including legal fees and expenses) incurred in connection with this Agreement and the transaction contemplated hereby.

         7.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first written above.

                                    SELLERS:

                   __/s/Thomas Hale Boggs_______
                            Thomas Hale Boggs, Jr.
                            Resident of Maryland


                   _/s/William C. Bryant____________
                            William C. Bryant
                            Resident of Virginia


                   ___/s/James A. Reeder______________
                            James A. Reeder
                            Resident of Virginia

                   SUN MOUNTAIN DEVELOPMENT,
                   LLC, a Nevada Limited Liability Company


                   By:___/s/Gerald L. Diddy____________
                            Gerald L. Diddy, Member

                   TIMBER NATION LIMITED
                   PARTNERSHIP, a Delaware
                   Limited Partnership

                   By:__/s/Henry G. Jarecki_____________
                            Dr. Henry G. Jarecki,
                            General Partner


                   ____/s/Henry G. Jarecki_____
                            Dr. Henry G. Jarecki

         BUYER

         PENN NATIONAL GAMING OF
         WEST VIRGINIA, INC.


         By:_/s/William J. Bork______________
                  William J. Bork, President



         PENN NATIONAL GAMING, INC.



         By:__/s/Peter M. Carlino____________
                  Peter M. Carlino,
                  Chairman and
                  Chief Executive Officer



         PNGI CHARLES TOWN GAMING
         LIMITED LIABILITY COMPANY

         By:  PENN NATIONAL GAMING OF
                WEST VIRGINIA, INC.,
                 MANAGING MEMBER

         By:__/s/William J. Bork_____________
                  William J. Bork, President

                                    EXHIBIT A

                                     RELEASE

         For and in consideration of the execution and delivery of that certain Agreement for Sale of Membership Interests dated as of March 15, 2000 (the "Sale Agreement") among the undersigned and others pertaining to the purchase and sale of Membership Interests in PNGI Charles Town Gaming Limited Liability Company, and a mutual Release being received by the undersigned on the date hereof, the undersigned does hereby remise, release and forever discharge PNGI Charles Town Gaming Limited Liability Company, Penn National Gaming of West Virginia, Inc. and Penn National Gaming, Inc. and their respective officers, directors, employees, successors and assigns (collectively referred to herein as the "Releasees") of and from any and all actions and causes of action, claims and demands whatsoever, at law or in equity, whether known or unknown, which the undersigned ever had, now has, or which the undersigned's heirs, executors, administrators, successors or assigns, or any of them, hereinafter can, shall or may have, for or by reason of or related to the undersigned having been a Member of PNGI Charles Town Gaming Limited Liability Company or any rights under the Second Amended and Restated Operating Agreement of PNGI Charles Town Gaming Limited Liability Company dated as of October 17, 1997 or of the undersigned arising out of or with respect to having been such a Member, from the beginning of the world to the date hereof, provided, however, that notwithstanding anything to the contrary in this Release, none of the undersigned are releasing any of the Releasees from any of their duties or obligations under the Sale Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Release as of this 15th day of March, 2000.

                  ___/s/Thomas Hale Boggs_________
                           Thomas Hale Boggs, Jr.

                  ____/s/William C. Bryant____
                           William C. Bryant

                  ____/s/James A. Reeder_____
                           James A. Reeder

                  SUN MOUNTAIN DEVELOPMENT,
                  LLC

                  By:/s/Gerald L. Diddy

Gerald L. Diddy, Member

                                         TIMBER NATION LIMITED
              PARTNERSHIP

                                         By:_/s/Dr. Henry G. Jarecki _
                                         Dr. Henry G. Jarecki, General Partner

                                    EXHIBIT B

                                     RELEASE

         For and in consideration of the execution and delivery of that certain Agreement for Sale of Membership Interests dated as of March 15, 2000 (the "Sale Agreement") among the undersigned and others pertaining to the purchase and sale of Membership Interests in PNGI Charles Town Gaming Limited Liability Company, and a mutual Release being received by the undersigned on the date hereof, the undersigned does hereby remise, release and forever discharge Thomas Hale Boggs, Jr., William C. Bryant, James A. Reeder, Sun Mountain Development, LLC, Timber Nation Limited Partnership and their respective officers, directors, members, partners, employees, successors and assigns (collectively referred to herein as the "Releasees") of and from any and all actions and causes of action, claims and demands whatsoever, at law or in equity, whether known or unknown, which the undersigned ever had, now has, or which the undersigned's successors or assigns, or any of them, hereinafter can, shall or may have, for or by reason of or related to the Releasees having been a Member of PNGI Charles Town Gaming Limited Liability Company, including, but not limited to, any obligations of the Releasees with respect to any financial or other obligations of PNGI Charles Town Gaming Limited Liability Company or any obligations of the Releasees under that certain Second Amended and Restated Operating Agreement of PNGI Charles Town Gaming Limited Liability Company dated October 17, 1997, as amended, or any rights of the Releasees arising out of or with respect to having been such a Member, from the beginning of the world to the date hereof, provided, however, that notwithstanding anything to the contrary in this Release, none of the undersigned are releasing any of the Releasees from any of their duties or obligations under the Sale Agreement.

          IN WITNESS WHEREOF, the undersigned has executed this Release as of this 15th day of March, 2000.


PENN NATIONAL GAMING OF WEST VIRGINIA, INC.

 By:/s/William J. Bork

William J. Bork, President

        PENN NATIONAL GAMING, INC.

        By: /s/Peter M. Carlino
                 Peter M. Carlino,
                 Chairman and
                 Chief Executive Officer

        PNGI CHARLES TOWN GAMING
        LIMITED LIABILITY COMPANY
        By:  PENN NATIONAL GAMING OF
               WEST VIRGINIA, INC.,
                                             MANAGING MEMBER
        By:__/s/William J. Bork
                 William J. Bork, President

                                 SCHEDULE 1.2.1

I.       Cash portion of the Purchase Price:
         ----------------------------------


Name                                   Column A    Column B   Column C

Thomas Hale Boggs, Jr.     2.9167%   $1,590,909  $(149,888)  1,441,021
William C. Bryant            1.25%      681,818    (41,816)    640,002
James A. Reeder            2.9166%    1,590,909   (149,888)  1,441,021
Sun Mountain
Development, LLC             1.00%      545,455    (30,096)    515,359
Timber Nation Limited
Partnership                2.9167%    1,590,909              1,590,909
Dr. Henry G. Jarecki                    371,688                371,688
Total                          11%    6,000,000      _____   6,000,000

II.      Wire Instructions

                           Phone            Fax                   Wire Amount

Thomas Boggs               202-457-6040     202-457-6315           $1,441,021
First Union Natl Bank
ABA#                                        054001220
A/C Thomas Boggs
A/C#                                        100050335274
James Reeder               202-457-5616     202-457-6315           $1,441,021
Chase Manhattan Bank
ABA #                                       021000021
A/C James A. Reeder
A/C #                                       066-296390
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
                           Phone            Fax                   Wire Amount
William L. Bryant          703-430-3100     703-444-1052          $   640,002
First Union Natl Bank
Herndon Junction
47040 Community Plaza
Sterling, VA 20164
ABA#                                        051400549
A/C William L. Bryant
A/C#                                        1050000847115
Jerry Diddy
Sun Mountain Development   480-948-6725     480-948-0065          $  515,359
Western Security Bank
7401 E. Camelback Road
Scottsdale, AZ 85251
ABA#                                        122105184
A/C Sun Mountain Development, LLC
A/C#                                        6376701021
Timber National LP         212-984-1444     212-984-1442          $1,590,909
Chase Manhattan Bank
ABA#                                        021000021
A/C Henry G. Jarecki
A/C#                                        910-1-590157
Dr. Henry G. Jarecki       212-984-1444     212-984-1442          $  371,688
Chase Manhattan Bank

ABA#                                        021000021
A/C Henry G. Jarecki

A/C#                                        910-1-590157


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